Exhibit 10.2

Personal & Confidential

November 13, 2018

Attn:	«First» «Last»
Re:	Retention Bonus Award Agreement

Dear «First»,

As you know, KMG Chemicals, Inc. (the “Company”) has entered into an agreement and plan of merger with Cabot Microelectronics Corporation (“CMC”) and Cobalt Merger Sub Corporation, dated as of August 14, 2018, pursuant to which the Company will become a wholly owned subsidiary of CMC. In connection with the transactions contemplated by the Merger Agreement, the Company has established the KMG Chemicals, Inc. Key Employee Retention Bonus Plan (the “Plan”) as effective November 13, 2018.

You are a valued member of our organization and we look forward to your continued contributions as we move forward. As such, the Company and CMC are pleased to offer you the following Award, subject to the terms and conditions set forth in this Award Agreement and in the Plan. In the event of a conflict between any provision of the Plan and this Award Agreement, the Plan will control. Capitalized terms used in this Award Agreement and not otherwise defined herein have the meanings given to such terms in the Plan.

You are eligible to receive an Award equal to «Amount». Subject to your continued Employment with the Company through the applicable payment date, the Award will become payable to you in two separate installments, as follows:

(1)	fifty percent (50%) of the Award is to be paid within three (3) business days following the Closing Date; and

(2)	fifty percent (50%) of the Award is to be paid within ten (10) days following the date that is twelve (12) months following the Closing Date.

All amounts payable under the Award will be paid in cash, less all applicable federal, state, or local tax withholdings, as well as any other authorized withholdings in connection with your Employment.

Upon your Termination from Employment due to your resignation without Good Reason or your termination by the Company for Cause, any unpaid portion of your Award will be immediately forfeited on the date of your Termination from Employment. Upon your Termination from Employment upon or following the Closing Date (i) by the Employer without Cause, (ii) due to your death or Disability or (iii) by you for Good Reason, any unpaid portion of your Award will be paid within ten (10) days following such termination. If you are not otherwise required to sign a release of claims in exchange for severance benefits upon any termination described in the immediately preceding sentence, the payment of the unpaid portion of your Award will be conditioned upon your execution and non-revocation of a release of claims in a form reasonably acceptable to the Company.

Please note that your participation in the Plan and your acceptance of this Award does not modify your Employment relationship with the Company or any of its Affiliates or confer any right or entitlement to receive future payments or awards under the Plan. For the avoidance of doubt, if the transactions contemplated by the Merger Agreement do not occur or if you terminate Employment prior to the Closing Date, you will not become an employee of CMC and its affiliates. Your Employment is “at will” and may be terminated by either you or the Company (or any of its subsidiaries or successors, including, following the Closing, CMC) at any time and for no reason.

Your Award is personal and confidential and thus we respectfully request that you do not disclose its existence and amount of your Award to anyone other than your spouse/partner or your personal legal, financial, and tax advisors.

This Award Agreement and the Plan constitute the final and complete expression of agreement between you, the Company and CMC with respect to the subject matter hereof and supersede any and all prior agreements, understandings, or representations between you, the Company and CMC pertaining to or concerning your eligibility to receive the payments described herein. The Plan is incorporated herein by reference (including, without limitation, Section 5.4 with respect to Section 280G of the Code), and you are advised to read it in its entirety.

If you have further questions, please direct them to Allison Johnson at ajohnson@kmgchemicals.com. Please execute and return a signed copy of this Award Agreement to Allison Johnson at ajohnson@kmgchemicals.com.

Thank you for being part of our team and for your contributions to our continued success.

Sincerely yours,
KMG Chemicals, Inc.

By:	Roger C. Jackson
Title: VP and General Counsel

Accepted and Agreed:

«First» «Last»

Date

3